Exhibit 10.2.84
GENON ENERGY, INC. TRANSITION STOCK PLAN
(As Established Effective May 4, 2001)
Termination Amendment
          GenOn Energy, Inc., a Delaware corporation, formerly known as RRI Energy, Inc. (the “Company”), having established the GenOn Energy, Inc. Transition Stock Plan, as established effective May 4, 2001, and as thereafter amended (the “Plan”), and having reserved the right under Article VIII thereof to amend and terminate the Plan, does hereby amend and terminate the Plan, effective as of the dates set forth below:
     1. Effective as of December 3, 2010, the Plan is hereby amended (i) to change the name of the Plan to the “GenOn Energy, Inc. Transition Stock Plan,” (ii) to change all references in the Plan to RRI Energy, Inc. with GenOn Energy, Inc., and (iii) as otherwise necessary to reflect the foregoing.
     2. Effective as of December 3, 2010, the Plan is hereby terminated by adding the following new Article X to the Plan:
“ARTICLE X
TERMINATION
     10.1 Termination: This Plan is terminated as of December 3, 2010 (the ‘Termination Date’), and no further awards shall be granted on or after the Termination Date; provided, however, that any Stock Incentives outstanding as of the Termination Date shall remain outstanding and subject to the terms and conditions of this Plan and the applicable award agreements.”
          IN WITNESS WHEREOF, GenOn Energy, Inc. has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy thereof, this 8th day of December, 2010, but effective as of the dates set forth above.

GENON ENERGY, INC.
By:	/s/ Karen D. Taylor
Karen D. Taylor
Senior Vice President-Human Resources and Administration